UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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XATA Corporation

(Name of Registrant as Specified In Its Charter)

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Xata Corporation
965 Prairie Center Drive
Eden Prairie, MN 55344
(952) 707-5600
December 22, 2008
Dear Shareholder:
     You are cordially invited to attend the Company’s Annual Meeting of Shareholders to be held at 3:00 p.m., on Wednesday, February 4, 2009, at the Marriott Southwest Hotel, 5801 Opus Parkway, Minnetonka, Minnesota.
     This year you are presented with proposals to:
•	Elect eight directors.

•	Approve the Amendment and Restatement of 2007 Long-Term Incentive and Stock Option Plan
     Following the formal business of the meeting, we will report on the affairs of the Company and respond to questions of general interest to shareholders.
     We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you plan to attend, it is important that your shares be represented, regardless of the number of shares which you hold. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

Very truly yours,

John J. Coughlan
Chairman and Chief Executive Officer

XATA CORPORATION
965 Prairie Center Drive
Eden Prairie, MN 55344
(952) 707-5600

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD FEBRUARY 4, 2009

To the Shareholders of XATA Corporation:
     The Annual Meeting of Shareholders of XATA Corporation (the “Company”) will be held on Wednesday, February 4, 2009, at 3:00 p.m., at the Marriott Southwest Hotel, 5801 Opus Parkway, Minnetonka, Minnesota, for the following purposes:
•	To elect eight directors to serve for a one-year term expiring when their successors are elected and qualified at the annual meeting in 2010. Only 7 of the 8 directors will be elected by the holders of our Common Stock. The remaining one director will be elected by the holders of our Series B Preferred Stock, voting as a class.

•	Approve the Amendment and Restatement of the 2007 Long-Term Incentive and Stock Option Plan (the “2007 Plan”).

•	To transact such other business as may properly come before the meeting or any adjournments thereof.
     We have fixed the close of business on December 12, 2008 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting. Our transfer books will not be closed.
     Whether or not you expect to be present personally at the Annual Meeting, please complete, date, sign, and return the accompanying Proxy in the enclosed, self-addressed envelope at your earliest convenience. This will insure your participation in the decisions to be made by the shareholders. We sincerely hope that all shareholders who can attend the Annual Meeting will do so.

By Order of the Board of Directors

December 22, 2008	Mark E. Ties
Secretary

APPENDIX A – AMENDED AND RESTATED 2007 LONG-TERM INCENTIVE AND STOCK OPTION PLAN

XATA CORPORATION
965 Prairie Center Drive
Eden Prairie, MN 55344
(952) 707-5600

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD FEBRUARY 4, 2009

GENERAL INFORMATION
     This proxy statement is furnished to shareholders by the Board of Directors of XATA Corporation (the “Company”) for solicitation of proxies for use at the Annual Meeting of Shareholders on Wednesday, February 4, 2009, to be held at the Marriott Southwest Hotel, 5801 Opus Parkway, Minnetonka, Minnesota at 3:00 p.m., and at all adjournments thereof. The purposes of the meeting and the matters to be acted upon are set forth in the preceding Notice of Annual Meeting of Shareholders. We are not currently aware of any other matters that will come before the meeting.
     A copy of our annual report, which includes our report on Form 10-K for the fiscal year ended September 30, 2008, is enclosed for your information. It is not a part of the proxy solicitation material. The report describes the financial condition of the Company as of September 30, 2008. This proxy statement and the annual report are being mailed to shareholders beginning on or about December 29, 2008.
     We have asked brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of our Common Stock and we will reimburse them for their expenses in so doing. To ensure adequate representation at the meeting, our officers, agents and employees may communicate with shareholders, banks, brokerage houses and others by telephone, facsimile, or in person to request that proxies be furnished. We will bear all expenses incurred in connection with this solicitation.
RECORD DATE AND VOTING
     We have fixed December 12, 2008 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting. As of the close of business on the record date, we had issued and outstanding 8,775,769 shares of our Common Stock, par value $.01 per share, 1,964,429 shares of our Series B Preferred Stock (“Series B Stock”), 1,269,036 shares of our Series C Preferred Stock (“Series C Stock”), and 1,566,580 shares of our Series D Preferred Stock (“Series D Stock”). The Series B Stock, Series C Stock and Series D Stock are referred to collectively as the “Preferred Stock.” Each share of Common Stock and Preferred Stock is entitled to one vote on each proposal to be presented to the meeting. In addition, the Series B Stock votes separately as a class with respect to the election of Christopher P. Marshall, one of the eight nominees for election as directors. There is no right of cumulative voting.
     The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares entitled to vote constitutes a quorum for the transaction of business. Directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. Therefore, the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted have no impact on the election of directors. The amendment and restatement of the 2007 Plan will be approved if a majority of the shares present and entitled to vote at the annual meeting vote in favor thereof.

HOW TO VOTE	By signing and returning the enclosed proxy card, you will be giving your proxy to our Board of Directors and authorizing them to vote your shares.

HOW YOUR PROXY WILL BE VOTED	Unless revoked, all properly executed proxies will be voted as specified. Proxies that are signed but that lack any specification will, subject to the following, be voted FOR each director nominee and for approval of the 2007 Plan. If any other matters properly come before the Annual Meeting, or if any of the persons named to serve as directors should decline or be unable to serve, the persons named in the proxy will vote in accordance with their discretion.

HOW TO REVOKE YOUR PROXY	You have the power to revoke your proxy at any time before the convening of the Annual Meeting. Revocations of proxy will be honored if received by us, at the Company, addressed to the attention of Mark E. Ties, Chief Financial Officer, on or before February 3, 2009. In addition, on the day of the meeting, prior to the convening thereof, revocations may be delivered to the tellers who will be seated at the door of the meeting room. Note that any proxy received by the Company prior to the Annual Meeting will revoke any prior proxy given by the shareholder.

ABSTENTIONS	If you abstain from voting as to any matter, your shares shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter.

BROKER NON-VOTES	If a broker turns in a “non-vote” proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote proxy will be considered present at the meeting for purposes of determining a quorum but will not be considered to be represented at the meeting for purposes of calculating the vote required for approval of such matter.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS
     OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED IN THIS PROXY STATEMENT AND FOR APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2007 PLAN.
PRINCIPAL SHAREHOLDERS AND OWNERSHIP OF MANAGEMENT
     The following table sets forth as of December 10, 2008 the record and beneficial ownership of Common Stock held by (i) each person who is known by us to be the beneficial owner of more than 5% of our Common Stock; (ii) each of the current directors and nominees; (iii) each Named Executive Officer (as defined in “EXECUTIVE COMPENSATION”); and (iv) all of our executive officers and directors as a group.
     Securities reported as “beneficially owned” include (a) securities over which the named person may exercise voting power or investment power, alone or with others, and (b) the number of shares which the named person has the right to acquire within sixty (60) days after December 10, 2008.

	Number of
	Shares
	Owned (4)(5)	Percentage
John J. Coughlan (1)(2)(3)	757,419	8.4%

Carl M. Fredericks (1)(2)	83,826	*

Thomas G. Hudson (1)(2)	35,225	*

Roger W. Kleppe (1)(2)	75,491	*

Chad M. Linbloom (1)(2)	7,500	*

Christopher P. Marshall (1)(2)(6)(9)	5,695,119 (7)	39.4%

Michael J. Paxton (1)(2)	9,499	*

Charles R. Stamp (1)	—	—

Bharat S. Vedak (2)	—	—

Mark E. Ties (3)	163,910	1.8%

David A. Gagne (3)	176,112	2.0%

William and Linda Flies, JT (9)	587,550	6.7%
28822 Lake Avenue Way Frontenac MN 55026

John Deere Special Technologies Group, Inc. (9)	2,144,060	24.4%
300 Grimes Bridge Road Roswell GA 30075

Trident Capital Management-V, L.L.C. (9)	5,645,019 (8)	39.1%
505 Hamilton Avenue, Suite 200 Palo Alto CA 94301

Ashford Capital Management	1,417,157	16.1%
P.O. Box 4172 Wilmington DE 19807

All executive officers, current directors and director nominees as a group (13 persons)	1,425,748	15.2%

*	indicates ownership of less than 1%

(1)	Currently a director.

(2)	Nominee for election as director.

(3)	Executive officer.

(4)	Includes shares of Common Stock issuable upon exercise of options exercisable within 60 days of December 10, 2008 as follows: John J. Coughlan – 215,555 shares; Carl M. Fredericks – 25,000 shares; Thomas G. Hudson – 6,250 shares; Roger W. Kleppe – 25,000 shares; Christopher P. Marshall – 25,000 shares; Chad M. Lindbloom – 5,000 shares; Michael J. Paxton – 5,000 shares; Mark E. Ties – 100,444 shares; David A. Gagne – 124,444 shares; all executive officers, directors and director nominees as a group – 545,026 shares.

(5)	Includes unvested shares of restricted Common Stock that are subject to forfeiture: John J. Coughlan – 125,288 shares; Mark E. Ties – 18,533 shares; David A. Gagne 7,779 shares; and all executive officers, directors and director nominees as a group – 198,266 shares.

(6)	Nominee of entities (collectively, “Trident”) affiliated with Trident Capital Management – V, L.L.C. (“TCM-V”), who are the holders of our Series B, Series C and Series D Preferred Stock. As holders of Series B Preferred Stock, the Trident entities are entitled to vote for up to two directors as a class so long as they hold at least 325,000 shares of Series B Preferred Stock.

(7)	Consists of 50,100 award shares and shares issuable upon exercise of stock options, 4,800,045 shares issuable upon conversion of Series B, Series C and Series D Preferred Stock and 844,974 shares issuable upon exercise of related warrants.

(8)	Consists of 4,800,045 shares issuable upon conversion of Series B, Series C and Series D Preferred Stock and 844,974 shares issuable upon exercise of related warrants. The shares underlying Preferred Stock and warrants are held of record as set forth in the following table. TCM-V is authorized to act as of the general partner or investment general partner of each of the record holders. TCM-V and Christopher P. Marshall (its current director) disclaim beneficial ownership of these shares, except to the extent of their respective economic interests in the Trident entities.

	Series B		Series C		Series D
	Preferred		Preferred		Preferred
	Stock	Warrants	Stock	Warrants	Stock	Warrants
Trident Capital Fund-V, L.P.	1,759,807	—	1,136,849	335,939	1,403,400	421,020

Trident Capital Fund-V Affiliates Fund, L.P.	10,228	—	6,607	1,953	8,156	2,447

Trident Capital Fund-V Affiliates Fund (Q), L.P.	9,758	—	6,305	1,863	7,783	2,335

Trident Capital Fund-V Principals Fund, L.P.	50,936	—	32,905	9,723	40,620	12,186

Tridnet Capital Parallel Fund-V, C.V.	133,700	—	86,370	25,522	106,621	31,986

(9)	Trident has entered into a Voting Agreement with JDSTG and William P. Flies and certain of his affiliates whereby JDSTG and Mr. Flies and his affiliates (a) agree to vote for Trident’s nominee(s) for director, at such time as Trident no longer holds sufficient Preferred Stock to elect two directors as a separate class, but only for so long as Trident owns at least 800,000 shares of Common Stock (directly or by ownership of Preferred Stock), and (b) grant Trident a right of first refusal to acquire their shares.

PROPOSAL 1
ELECTION OF DIRECTORS
     Our Bylaws provide that the number of directors shall be fixed by resolution of the shareholders or the Board of Directors. The current number of directors is fixed at eight (8). The eight nominees for election as directors at the Annual Meeting are as follows:
Nominees to be Voted on by Holders of Common and Preferred Stock
John J. Coughlan
Carl M. Fredericks
Thomas G. Hudson
Roger W. Kleppe
Chad M. Lindbloom
Michael J. Paxton
Bharat S. Vedak
Nominee to be Voted on by Holders of Series B Preferred Stock Only
Christopher P. Marshall
     With the exception of Mr. Vedak, all of the nominees are currently members of the Board of Directors.
     Six of the eight nominees for election as directors at the Annual Meeting were selected by the Governance and Nominating Committee of the Board of Directors. These nominees are John J. Coughlan, Carl M. Fredericks, Thomas G. Hudson, Roger W. Kleppe, Chad M. Lindbloom, and Michael J. Paxton.
     Bharat S. Vedak is a nominee of JDSTG and Christopher P. Marshall is a nominee of investment entities (collectively, “Trident”) affiliated with Trident Capital Management – V, L.L.C. Currently, JDSTG has the right to nominate three directors and Trident has the right to nominate two directors (one of whom must be independent of Trident and approved by our Governance and Nominating Committee of the Board of Directors if the total number of directors is seven or less). These rights were negotiated in connection with their respective investments in the Company. Each of JDSTG and Trident has designated just one nominee (Bharat S. Vedak and Christopher P. Marshall, respectively) for election at the Annual Meeting.
     The following current members of the Board of Directors (comprising a majority of the current Board) are “independent,” as defined by Nasdaq listing standards related to Board membership:
Carl M. Fredericks
Thomas G. Hudson
Roger W. Kleppe
Chad M. Lindbloom
Christopher P. Marshall
Michael J. Paxton
Charles R. Stamp, Jr.*

*	Mr. Stamp is not standing for re-election to the Board of Directors
     Mr. Vedak would be considered to be independent as defined by Nasdaq listing standards.

     The directors elected at this Annual Meeting, and at annual meetings thereafter, unless otherwise determined by the Board or the shareholders, will serve a one-year term expiring upon the election of their successors at the next annual meeting.
     In the event any nominee should be unavailable to stand for election at the time of the Annual Meeting, the proxies may be voted for a substitute nominee selected by the Board of Directors.

JOHN J. COUGHLAN	Director since October 2006
     (Chairman of the Board of Directors, Chief Executive Officer and President of the Company)
     Mr. Coughlan has been Chairman and Chief Executive Officer since joining XATA in October 2006. Prior to joining XATA, he was involved in a business consulting practice. He previously served as president and CEO of Lawson Software, Minnesota’s largest software company, through June 2005. Mr. Coughlan joined Lawson Software in 1987 and became CEO in February 2001 prior to the company’s initial public offering in December of 2001. In addition to his responsibilities at XATA, Mr. Coughlan is an active regional business advocate and serves on the board of directors for several local organizations, including Securian Financial Group, Inc. Mr. Coughlan is 50 years old.

CARL M. FREDERICKS	Director since February 1998
     Mr. Fredericks is currently the President of Fredericks & Associates, a regional investment banking firm, founded in 1982 and located in San Diego, CA, specializing in emerging market companies, both private and public. The firm is active in advisory services, funding activities, and mergers and acquisitions. He also is Chief Executive Officer of CBC Management, LLC, the sole manager of Commercial Bridge Capital, LLC, a private bridge loan fund. From 1995 to 1998, Mr. Fredericks was the managing member of Fredericks, Shields & Co., LLC, a firm that was engaged in the same types of business conducted by Fredericks & Associates. From 1990 to 1991, he served as Vice President and investment manager at Westinghouse Credit Corporation, Newport Beach, CA, where he was responsible for managing its investments in sponsored leverage buyouts and recapitalization of large- and middle-market companies in the United States. Mr. Fredericks holds a master’s degree in business administration and finance from Columbia University, Graduate School of Business Administration, New York City, and a bachelor’s degree in economics from Denison University in Granville, Ohio. He previously served as a member of the board of directors of Bio-Interfaces, Inc. and the Association for Corporate Growth (San Diego Chapter), and as an advisor to the boards of directors of Triton Group Ltd. and Firstworld Communications, Inc. He also is a member of the board of advisors of the Marshall M. Fredericks Sculpture Museum at Saginaw Valley State University and is a trustee of the Marshall M. Fredericks Foundation and the Oceanside Museum of Art. Mr. Fredericks is 64 years old.

ROGER W. KLEPPE	Director since September 1995
     Mr. Kleppe is the former Vice President of Human Resources, Real Estate and Facility Services for Blue Cross and Blue Shield of Minnesota, reporting to the president and chief executive officer. Blue Cross is the State of Minnesota’s oldest and largest health insurance company with more than 2.6 million members and $7.0 billion in revenue. Mr. Kleppe joined Blue Cross in March 1994. He previously served on the Blue Cross board of trustees and on the corporate member board, each for two years. Prior to March 1994, Mr. Kleppe was Vice President of Human Resources and Administrative Resources for National Business Systems, Inc. Mr. Kleppe has extensive human resources experience and has been involved with many business community organizations, such as the Minnesota Chamber of Commerce. He currently serves on the board of directors for Prime Therapeutics, Inc., a for-profit pharmacy benefit management company. Mr. Kleppe also serves as President of the Human Resources Executive Council,

a professional association of human resource executives from the largest companies in the Twin Cities, and serves as a member of the board of advisors for the Executive Development Center, Carlson School of Management, at the University of Minnesota. Mr. Kleppe is 59 years old.

CHRISTOPHER P. MARSHALL	Director since December 2003
     Mr. Marshall is currently a General Partner at Technology Crossover Ventures, which he joined in May 2008. He was previously a Managing Director at Trident Capital. Mr. Marshall joined Trident Capital in 1996 as a Principal and had been a Managing Director since 1998, focusing on the payments, outsourcing and communications technology markets.  From 1992 to 1994, he was an Associate with the Leveraged Capital Group of Banque Paribas.  Earlier in his career, Mr. Marshall was a Financial Analyst in the Corporate Finance department of Chase Manhattan Bank, where he specialized in merchant banking transactions.  Mr. Marshall received a bachelor’s degree from Hamilton College and a master’s degree in business administration from Northwestern University, J.L. Kellogg Graduate School of Management. Mr. Marshall is 40 years old.

THOMAS G. HUDSON	Director since October 2007
     Mr. Hudson is the retired Chief Executive Officer of Global Capacity, a start-up company that provides integrated communications logistics solutions worldwide.  Prior to joining Global Capacity in June of 2005, Mr. Hudson served as Chairman and Chief Executive Officer of CNT, a provider of wide area storage networks, since June 1996, as a director since August 1996 and as Chairman of the Board since May 1999.  From 1993 to June 1996, Mr. Hudson served as Senior Vice President of McGraw Hill Companies, a leading information services provider, serving also as General Manager of its F.W. Dodge Division, and as Senior Vice President, Corporate Development. From 1968 to 1993, Mr. Hudson served as Vice President and General Manager in a number of management positions at IBM Corporation.  Mr. Hudson is a graduate of the University of Notre Dame with a bachelor’s in electrical engineering and New York University with an MBA in finance. Mr. Hudson attended the Harvard Advanced Management Program in 1990. Mr. Hudson previously served on the board of directors of CGSY, CNT, McData Corp, Lawson Software, Ciprico, and Plato Software.  He currently serves on the board of directors of Incentra Solutions, a publicly traded company and two private companies, Wyndstorm and MQSoftware. Mr. Hudson is 62 years old.

CHAD M. LINDBLOOM	Director since February 2008
     Mr. Lindbloom is currently Vice President and Chief Financial Officer of C.H. Robinson Worldwide, Inc. C.H. Robinson Worldwide, Inc. provides worldwide freight transportation services and logistics solutions to companies of all sizes, in a wide variety of industries. Mr. Lindbloom has served in various roles with C.H. Robinson Worldwide, Inc. since joining the company in 1990. Mr. Lindbloom currently serves on the Board of Directors of Children’s Hospitals and Clinics of Minnesota. Mr. Lindbloom holds a Bachelor of Science degree and a Masters of Business Administration from the Carlson School of Management at the University of Minnesota. Mr. Lindbloom is 44 years old.

MICHAEL J. PAXTON	Director since May 2008
     Mr. Paxton has served as Chairman of the Board of Directors of Transport Corporation of America since 2007 and previously served as that company’s CEO and President from 2001 to 2007. Transport America is a national truckload carrier and logistics service company based in Eagan, Minnesota. From 1998 to 2001, Mr. Paxton was the President and CEO of the Sunbeam Health and Safety Company, a subsidiary of Sunbeam. Beginning in 1996 he served as Chairman, President and CEO of O-Cedar Holdings, Incorporated, the leading brand of consumer household cleaning tools in the United States. The majority of Mr. Paxton’s career was spent in senior management positions with Pillsbury and

Grand Metropolitan PLC (Diageo), the parent company. In 1992 he was appointed as President and CEO of the Haagen-Dazs Company. Prior to Pillsbury, Mr. Paxton held progressive sales and marketing positions with Safeco Insurance Company, The Drackett Products Company, and Miles Laboratories. He currently serves on the Board of Directors of Transport Corporation of America, Inc., Azteca Foods, Inc., Foster Farms, Inc. in Livingston, CA, and Gemini, Incorporated in Cannon Falls. Mr. Paxton is 62 years old.

BHARAT S. VEDAK	Director Nominee
     Mr. Vedak is Senior Vice President of John Deere Intelligent Mobile Equipment Technologies. In his role, he is responsible for applying smart electronic solutions to John Deere equipment. Mr. Vedak first joined John Deere in 1974 at its Product Engineering Center. In 1983, he became Manager, Quality Engineering at the John Deere Engine Works, and eventually was appointed Vice President of Engineering for John Deere’s Rotary Engine Division. In 1990, he joined Cummins, Inc. as an executive engineer, and advanced to the position of Vice President, Industrial Customer Engineering. He returned to John Deere in 2005, when he was named to his current position. Mr. Vedak has a bachelor’s degree in agricultural engineering from the Indian Institute of Technology in Kharagpur, India, a master’s degree in agricultural engineering from North Carolina State University, and a MBA from the University of Northern Iowa. Mr. Vedak is a Fellow of SAE International of which he has been an active member more than 30 years. He has served on the advisory board of the Agricultural and Biological department at North Carolina State University and on the Board of Directors of SAE International. Mr. Vedak is 60 years old.
Director Compensation
     For fiscal 2008, the non-employee directors received the following total compensation:

	Fees Earned or	Restricted Stock	Option Awards
Name	Paid in Cash ($)	Awards ($) (1)	($) (1)(2)	Total ($)
Carl M. Fredericks	10,000	7,475	5,450	22,925

Thomas G. Hudson	7,500	9,938	7,438	24,876

Roger W. Kleppe	10,000	7,475	5,450	22,925

Chad M. Lindbloom	5,000	7,475	5,450	17,925

Christopher P. Marshall	—	7,475	5,450	12,925

Michael J. Paxton	2,500	8,850	6,200	17,550

Charles R. Stamp, Jr.	—	—	—	—

(1)	Valuation of stock and option awards is based on the compensation cost we recognized during fiscal 2008 for financial statement purposes under FAS 123(R) for all awards utilizing assumptions discussed in Note 8 to our financial statements for fiscal year ended September 30, 2008, but disregarding the estimate of forfeitures related to service based vesting.

(2)	Total options outstanding at September 30, 2008: Carl M. Fredericks — 25,000 options, Thomas G. Hudson – 6,250 options, Roger W. Kleppe – 25,000 options, Chad M. Lindbloom – 5,000 options, Christopher P. Marshall – 25,000 options, and Michael J. Paxton – 5,000 options.

     Non-employee directors (except Mr. Stamp, the current JDSTG director, Mr. Vedak, the new JDSTG director nominee, and Mr. Marshall, the Trident director nominee) receive $10,000 annually to serve on the Board of Directors. This amount may be prorated based on actual time served on the Board of Directors during the fiscal year.
     Each non-employee director (except the JDSTG director) receives upon re-election at each Annual Meeting a 5,000 share stock option grant and a 2,500 share stock award, both pursuant to the Company’s 2007 Long-Term Incentive and Stock Option Plan. The stock options are exercisable for ten years commencing at the date of grant at a price equal to the fair market value of the Common Stock on the date of grant. The stock award and stock options are fully vested at the time of award. At its discretion, the Company has the ability to offer a cash gross-up to offset the estimated tax liability incurred at the time of the stock award.
     Each director is reimbursed by the Company for his actual out-of-pocket expenses for telephone, travel, and miscellaneous items incurred on behalf of the Company.
     Board Meetings and Committees
     During the year ended September 30, 2008, the Board of Directors met six times. Committees of the Board met immediately prior to and/or after meetings of the Board of Directors. No director attended fewer than 75% of the aggregate of the meetings of the Board of Directors and of the meetings of the Board committees on which he served.
     The Board of Directors has established an Audit Committee, Compensation Committee, and Governance and Nominating Committee. During the fiscal year ended September 30, 2008, each committee was composed of all independent directors (under the Nasdaq standards applicable to such committees) as follows:

Governance and Nominating
Audit Committee	Compensation Committee	Committee
Chad M. Lindbloom (Chairman)	Roger W. Kleppe (Chairman)	Thomas G. Hudson (Chairman)
Carl M. Fredericks	Christopher P. Marshall	Roger W. Kleppe
Michael J. Paxton	Charles R. Stamp, Jr.*	Michael J. Paxton

*	Mr. Stamp is not standing for re-election to the Board of Directors.
     The Board of Directors has unanimously determined that all Audit Committee members are financially literate under the Nasdaq listing standards and all members are qualified audit committee financial experts as defined in the regulations of the Securities and Exchange Commission (the “SEC”).
     The purpose of the Audit Committee includes (1) annually selecting a firm of independent public accountants as auditors of the books, records and accounts of the Company; (2) reviewing the scope of audits made by the independent public accountants; and (3) receiving and reviewing the audit reports submitted by the independent public accountants and taking such action in respect of such reports as the Audit Committee may deem appropriate to assure that the interests of the Company are adequately protected. See “Audit Committee Report.” During the year ended September 30, 2008, the Audit Committee met five times. The Company has established an Audit Committee Charter which sets forth the Audit Committee’s principal accountabilities. This Charter is available on our website, www.xata.com.

          The purpose of the Compensation Committee is to annually review and approve management’s overall compensation plan for the Company’s employees, excluding officers. The Committee also approves all incentive plans and sets officer annual salaries and incentives, including cash and non-cash remuneration. The Compensation Committee also determines all equity compensation which may be included in the compensation set forth for each individual. During the year ended September 30, 2008, the Compensation Committee met four times. The Company has established a Compensation Committee Charter which sets forth the Compensation Committee’s principal accountabilities. This Charter is available on our website, www.xata.com.
          The purpose of the Governance and Nominating Committee is to (1) oversee corporate governance matters; (2) approve director-nominees to be considered for election by shareholders and for election by the Board to fill any vacancy or newly created directorship; and (3) make recommendations to the Board concerning the appropriate size and composition of the Board and each Board committee, and the establishment of new Board committees. During the year ended September 30, 2008, the Governance and Nominating Committee met one time. The Company has established a Governance and Nominating Committee Charter which sets forth the Governance and Nominating Committee’s principal accountabilities. This Charter is available on our website, www.xata.com.
          We have adopted a code of ethics which applies to our chief executive officer, chief financial officer, and directors of finance, and persons performing similar functions.  The Code is posted on our website at www.xata.com, and we will post on such website any amendment to, or waiver from, a provision of our Code within four business days following the date of such amendment or waiver.
Nomination of Director Candidates
          Nominees for election to the Board of Directors of XATA are selected by Governance and Nominating Committee, subject to the rights of JDSTG and Trident (see Notes 6, 8, and 9 of the table in “PRINCIPAL SHAREHOLDERS AND OWNERSHIP OF MANAGEMENT” and “ELECTION OF DIRECTORS”). To date, all director nominees have been identified by current directors or management. We have never engaged a third party (for a fee or otherwise) to identify candidates and we have never received a proposed candidate from a source outside of the Company. However, the Governance and Nominating Committee would consider any candidate proposed in good faith by a shareholder. To do so, a shareholder should send the candidate’s name, credentials, contact information, and his or her consent to be considered as a candidate to our Chairman and Chief Executive Officer, John J. Coughlan. The proposing shareholder should also include his or her contact information and a statement of his or her share ownership (how many shares owned and for how long). The Governance and Nominating Committee evaluates candidates based on financial literacy, knowledge of the Company’s industry or other background relevant to the Company’s needs, status as a stakeholder in the Company, “independence” for purposes of compliance with the rules of the SEC and Nasdaq, and willingness, ability, and availability for service.
Shareholder Communication with the Board
          We do not have a formal procedure for shareholder communication with our Board of Directors. In general, our officers are easily accessible by telephone or mail. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our chief executive officer or chief financial officer with a request to forward the same to the intended recipient. In the alternative, shareholders can direct correspondence to the Board to the attention of our Board Chairman, John J. Coughlan, or to the attention of the Chairman of our Audit Committee, Chad M. Lindbloom, in care of the Company at the Company address. All such communications will be forwarded unopened.

          We encourage all incumbent directors, as well as all nominees for election as director, to attend the annual meeting of shareholders. There were two independent incumbent directors and nominees in attendance at the annual meeting in February 2008.
PROPOSAL 2
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2007 LONG-TERM
INCENTIVE AND STOCK OPTION PLAN
Introduction
     Our board of directors adopted, and our shareholders subsequently approved on February 7, 2007, the XATA Corporation 2007 Long-Term Incentive and Stock Option Plan (the “2007 Plan”). As originally adopted, the 2007 Plan authorized the issuance of up to 500,000 shares of our common stock pursuant to awards under the Plan. The 2007 Plan also includes an “evergreen provision” which provides that the maximum number of shares of our common stock (“Shares”) that may be issued under the 2007 Plan shall be cumulatively increased on January 1, 2008 and on each January 1 thereafter for nine years by the lesser of (i) 500,000 Shares, (ii) 3% of the Company’s outstanding Shares, on an as-converted basis, as of the preceding December 31 and (iii) a number of Shares determined by the Board or Committee.
     As of December 12, 2008, 649,267 Shares were the subject of outstanding option awards under the 2007 Plan, and an additional 174,775 Shares have previously been issued in connection with awards made under the 2007 Plan. On January 1, 2007, 397,000 Shares were added to the plan due to the evergreen provision. As a result, the total number of Shares currently available for issuance in connection with future 2007 Plan awards is only 72,958 (plus any shares that will in the future be added due to the evergreen provision or returned to the 2007 Plan as a result of cancellations or expiration of awards). We estimate that approximately 405,000 additional Shares will be added to the 2007 Plan effective January 1, 2009 due to the evergreen provision.
     Our board of directors has approved, subject to shareholder approval, a further amendment and restatement of the 2007 Plan to, among other things, increase by 1,000,000 the aggregate number of Shares of our common stock authorized for issuance under the 2007 Plan. As proposed to be amended, the Plan authorizes the issuance of up to 1,897,000 shares (including the 397,000 shares already added to the 2007 Plan by operation of the evergreen provision) plus such additional shares as may be added by operation of the evergreen provision in years 2009-2017.
     We believe that our 2007 Plan is an important factor in attracting and retaining skilled personnel. If the shareholders fail to approve this proposal, the 2007 Plan will remain in effect as it existed immediately prior to the proposed amendment and restatement.
Principal Changes to the Existing 2007 Plan
     The principal changes to the existing 2007 Plan that were approved by our board of directors and are reflected in the proposed amendment and restatement are as follows:
•	the aggregate number of shares that may be issued under the Incentive Plan would increase by 1,000,000 shares;

•	restricted stock unit awards have been added as an additional form of permitted award;

•	the exercise price of all stock options and stock appreciation rights must be equal to or greater than the fair market value of a Share on the date of grant; and

•	the maximum number of Shares with respect to which stock options and stock appreciation rights may be granted to any individual during any fiscal year may not exceed 300,000.
Market Price of Common Stock
     The closing sale price of a Share of our common stock on December 19, 2008 on the Nasdaq Capital Market was $1.52 per share.
Description of the 2007 Plan as Proposed to be Amended and Restated
     The full text of the 2007 Plan as proposed to be amended and restated is contained in Appendix A to this proxy statement. The significant features of the amended and restated 2007 Plan are described below.
     Administration. Except as discussed below with respect to non-employee directors, the 2007 Plan is administered by the Compensation Committee (the “Committee”) of the Board. The Committee has the authority: (i) to establish rules for the administration of the 2007 Plan; (ii) to select the participants in the 2007 Plan; (iii) to determine the types of grants and awards and the number of Shares covered; (iv) to set the terms and conditions of such grants and awards; and (v) to determine under what circumstances grants and awards may be amended or exercisability or vesting accelerated. Determinations and interpretations with respect to the 2007 Plan are in the sole discretion of the Committee, whose determinations and interpretations are binding on all interested parties. The Committee may not delegate its authority under the 2007 Plan with regard to options and other awards made to individuals subject to Section 16 of the Securities Exchange Act of 1934.
     The 2007 Plan provides for the automatic grant of options to non-employee members of the Board of Directors (“Director Options”) upon initial election to the Board and annually thereafter upon re-election to the Board, each in the amount of Shares provided in the then current non-employee director compensation package approved by the Committee (currently 5,000 shares). Director options are granted on the next business day following the annual meeting of shareholders at which such election or re-election occurs. All Director Optionsare “non-qualified” options which do not meet the requirements of Section 422 of the Internal Revenue Code (the “Code”). Each Director Option is exercisable at a price per share equal to the fair market value of a Share as of the date of grant. Director Options are immediately exercisable and remain exercisable for a period of ten (10) years from the date of grant.
     Under the 2007 Plan, non-employee Directors are also eligible for discretionary option grants and other awards in addition to automatic grants of Director Options.
     Types of Awards and Eligibility. Awards granted under the 2007 Plan may be stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units or performance awards, as defined in the 2007 Plan. Incentive stock options may be granted to any full or part-time employee of the Company or any of its subsidiary corporations. Options which do not qualify as incentive stock options, as well as SARs, restricted stock, restricted stock units or performance awards under the 2007 Plan may be granted to both employees and non-employees who provide services to the Company or its subsidiaries (including consultants and members of the Board of Directors). As of December 12, 2008, approximately 178 persons were eligible to participate in the 2007 Plan. The 2007 Plan also provides that no more than 300,000 Shares may be the subject of options and SARs granted to any individual during any fiscal year of the Company.

     Stock Options. Options granted under the 2007 Plan may be either “incentive” options intended to qualify for favorable tax treatment under Section 422 of the Code or options that do not qualify for such treatment. Under the terms of the 2007 Plan, up to 1,897,000 Shares may be the subject of incentive stock option awards. Incentive stock options may not exceed ten years in duration and must be granted at a per Share exercise price not less than 100% of the fair market value of a Share on the day the option is granted, except that incentive stock options granted to persons owing 10% or more of the Company’s stock must be granted at an exercise price which is at least 110% of fair market value of a share on the date of grant and may not exceed five years in duration. Further, the aggregate fair market value (determined as of the time the option is granted) of Shares covered by all incentive stock options which are first exercisable by an individual in any year may not exceed $100,000. The term of any option granted under the 2007 Plan which does not qualify as an incentive stock option may not exceed more than 15 years from the date of grant of such option. The per Share exercise price for options which do not qualify as incentive stock options must also be at least 100% of the fair market value of a Share on the date of grant. The Committee may grant options that are exercisable in full at any time or from time to time or in installments or upon the occurrence of specified events. The agreements relating to options will contain restrictions on when an optionee may exercise options following termination of employment with the Company or a subsidiary.
     Stock Appreciation Rights. Under the 2007 Plan, the Committee may also grant SARs which shall confer on the holder a right to receive, upon exercise, the excess of (i) the aggregate fair market value on the date of exercise of the Shares as to which the SAR is being exercised over (ii) the aggregate exercise price of the SAR as to those Shares. The per share exercise price of a SAR shall be as specified by the Committee, and shall not be less than the fair market value of a Share on the date of grant of the SAR. Subject to the terms of the 2007 Plan and any applicable award agreement, the exercise price, term, methods of exercise, methods of settlement, and any other terms and conditions of any SAR shall be as determined by the Committee. SARs may be settled in cash, shares or a combination of cash and shares as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any SAR as it may deem appropriate.
     Restricted Stock. The Committee is also authorized to grant awards of restricted stock subject to forfeiture and transfer restrictions. Each restricted stock award granted under the 2007 Plan shall be for a number of Shares determined by the Committee. The Committee, in its discretion, may establish performance, continued employment, vesting, or other conditions that must be satisfied in order for the restrictions to lapse. The Committee, in its discretion, may waive any restriction applicable to all or any portion of the Shares subject to an outstanding restricted stock award.
     Restricted Stock Units. The Committee is authorized to grant awards of restricted stock units under the 2007 Plan, each of which represents the right to receive a Share, or a cash payment equal to the fair market value of a Share, at some future date. An award of restricted stock units will be subject to forfeiture conditions and other restrictions, and will vest and no longer be subject to such forfeiture conditions and restrictions, based on such factors and occurring over such period of time as the Committee specifies in the applicable award agreement. Following the vesting of a restricted stock unit award, payment to the grantee shall be made when specified by the Committee in the form of cash, Shares or a combination of cash and Shares, as determined by the Committee.
     Performance Awards. The Committee is authorized to grant performance awards that are denominated or payable in cash, Shares (including restricted stock) or other awards, securities or property. Performance awards may be valued in whole or in part by reference to, or otherwise based on or related to, Shares of Common Stock (including, without limitation, securities convertible into such Shares). Performance awards provide the holder with rights valued as determined by the Committee and payable to, or exercisable by, the holder, in whole or in part, upon achievement of such performance goals during such performance periods as the Committee may establish. Subject to the terms of the 2007 Plan and any applicable award agreement, the Committee, in its discretion, shall determine the amount of any performance award granted and the amount of any payment or transfer to be made under such an award.
     Shares Reserved and Available. Following approval of the proposed amendment and restatement, the 2007 Plan will provide for the issuance of up to 1,897,000 Shares plus such additional Shares as may be added annually on each January 1 from 2009 through 2017 through the operation of the evergreen provision described above. The number and kind of securities issuable under the 2007 Plan will also be subject to adjustment in the event of any change in the Shares through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in corporate structure in order to prevent dilution or enlargement of option or award rights. If an option or other award under the 2007 Plan expires or is terminated prior to exercise or vesting, the Shares subject to that option or award shall again become available for options or other awards thereafter granted during the term of the 2007 Plan.
     Transferability of Stock and Awards. Incentive stock options may not be transferred by the optionee except by will or the laws of descent and distribution. Options that not incentive stock options and other awards are subject to the same transfer restriction unless otherwise provided in an applicable award agreement. The resale of Shares acquired upon the exercise or vesting of options or awards is generally not restricted by the terms of the 2007 Plan. However, resales will be restricted under the Securities Act of 1933, as amended (the “1933 Act”) unless the Shares are registered under the 1933 Act or the transaction is exempt from registration. The Company intends to register the Shares under the 1933 Act.
     Term and Amendment of 2007 Plan. Options and other awards may be granted under the 2007 Plan during a period of ten years after the date shareholders approve the proposed amendment and restatement of the 2007 Plan. The Board of Directors may amend or discontinue the 2007 Plan at any time, but any amendment will be submitted to shareholders for approval if it would increase the maximum number of Shares issuable under the 2007 Plan, decrease the minimum exercise price of options and SARs, extend the maximum term for which options may be granted or change the eligibility requirements for participation in the 2007 Plan.
Federal Income Tax Matters
     The following is a general summary of the what the Company understands to be certain federal income tax consequences of the 2007 Plan.
     Incentive Stock Options. An employee does not recognize taxable income when he or she is granted an incentive stock option within the meaning of Section 422 of the Code. Under currently applicable provisions of the Code, if Shares are acquired pursuant to the exercise of incentive stock options, then:
•	At the time of exercise of the option, no income will be realized by the optionholder for purposes of the regular income tax. However, for purposes of the alternative minimum tax (the “AMT”), the optionholder will recognize ordinary income in the amount by which the fair market value of the Shares acquired at the time of exercise exceeds the exercise price. As a result, an optionholder may be subject to the AMT in the year the option is exercised.

•	If Shares acquired upon the exercise of an incentive stock option are sold or otherwise disposed of more than two years from the date the option was granted to the optionholder and more than one year after the Shares were acquired by the optionholder, then the difference between the exercise price paid for the Shares and the sale price will result in long-term capital gain or loss to the optionholder, and no deduction will be allowed to the Company in connection with the grant or exercise of such option.

•	If Shares acquired upon the exercise of an incentive stock option are sold or otherwise disposed of before the holding periods described above are satisfied, then the optionholder will recognize ordinary income at the time of the disposition in an amount equal to the lesser of (a) the difference between the exercise price and the fair market value of the Shares at the time the option is exercised, and (b) the difference between the exercise price and the amount realized upon the disposition of the Shares. Such optionholder will recognize short-term or long-term capital gain to the extent the amount realized upon the disposition of the Shares is greater than the fair market value of the Shares upon exercise of the option. The Company will ordinarily be allowed a tax deduction at that time and in the amount of the ordinary income recognized by the optionholder.
     An acceleration of the exercisability of options upon a “change of control” of the Company as provided in certain option agreements may result in more than $100,000 of incentive stock options becoming exercisable for the first time during a single calendar year. In that event, all or some of the incentive stock options in question would become non-qualified (non-incentive) stock options.
     Other Options. Some options granted under the 2007 Plan are not intended to qualify as incentive stock options under Section 422 of the Code and are referred to as “non-qualified stock options.” Under currently applicable provisions of the Code:
•	At the time a non-qualified stock option is granted, the optionholder will not recognize any taxable income. Upon the exercise of the option, the optionholder will recognize ordinary income in the amount by which the fair market value of the Shares acquired upon the exercise of the option exceeds the exercise price.

•	The Company will be allowed an income tax deduction at the time and in the amount of the ordinary income recognized by the optionholder.

•	The optionholder’s tax basis in the Shares received will be equal to the sum of the option exercise price for the Shares plus the amount which the optionholder is required to recognize as ordinary income as a result of the exercise of the option.

•	When an optionholder sells Shares acquired by the exercise of such a non-qualified stock option, the difference between the amount received and the tax basis of the Shares will be capital gain or loss.

•	An optionholder’s holding period for Shares acquired by exercising such an option, for purposes of determining whether any capital gain or loss on their subsequent sale is long-term or short-term, shall begin at the time of the exercise of the option.
     Restricted Stock Awards. Except as noted below, no income will be realized by a grantee, and the Company will not be entitled to any deduction, with respect to an award of restricted stock until the Shares are no longer subject to a risk of forfeiture (i.e., they have vested). At that time, the employee will be deemed to have received compensation taxable as ordinary income, and the Company will be entitled to a corresponding deduction, in an amount equal to the fair market value of the Shares on the day such risk lapses and the Shares vest. The employee’s tax basis for any Shares received will be the fair market value of the Shares on the date of vesting.
     An employee who receives an award of restrictive stock may irrevocably elect under Section 83(b) of the Code to report ordinary income in an amount equal to the fair market value of the Shares on the date of grant. If such an election is made, no income will be recognized at the time the Shares vest and the tax basis for such Shares will be the fair market value of the Shares on the date of grant of the restricted stock award. If a Section 83(b) election is made, appreciation in the value of the Shares during the period of time they are subject to a risk of forfeiture will generally be recognized as capital gain only after the Shares vest and are sold or otherwise disposed of by the grantee.
     At the end of the restricted period, the grantee of a restricted stock award generally will be able to sell, exchange or otherwise dispose of the Shares subject to such award. The holding period for Shares acquired pursuant to a restricted stock award, for purposes of determining whether any capital gain or loss on their subsequent sale is long-term or short-term, shall begin when the grantee recognizes ordinary income.
     The Company will be allowed an income tax deduction at the time and in the amount of the ordinary income recognized by a grantee in connection with a restricted stock award. Dividends received by the grantee on Shares subject to a restricted stock award before the end of the restricted period will be taxed as ordinary income to the grantee and will also be deductible by the Company, unless the grantee has made a Section 83(b) election.
     Restricted Stock Unit Awards. The grantee of a restricted stock unit award will not recognize taxable income at the time the restricted stock units are granted or at the time the restricted stock units vest. Instead, the grantee will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the Shares issued in settlement of the restricted stock units (or in the amount of cash paid in settlement of the restricted stock units) on the date the Shares are issued (or the cash is paid). The Company will ordinarily be allowed an income tax deduction at the time and in the amount of ordinary income recognized by the grantee in connection with the settlement of a restricted stock unit award.
     Stock Appreciation Rights. At the time an SAR is granted, the holder of the SAR will not recognize any taxable income. At the time of exercise of an SAR, the holder will recognize ordinary income equal to the cash or the fair market value of the Shares received at such time, and the Company will be entitled to a corresponding deduction at the same time. The holder of the SAR will have a basis in any Shares received equal to their fair market value at the time the holder recognizes ordinary income as a result of exercising the SAR, and any additional gain recognized on a subsequent sale or exchange of the shares will qualify as a capital gain. The holding period for Shares acquired by exercising an SAR shall begin at the time of the exercise of the SAR.
     Performance Awards. When a performance award is paid in cash or in Shares, the grantee will recognize ordinary compensation income in an amount equal to the amount of cash or the fair market value of the Shares received (which fair market value will be the employee’s tax basis for the Shares) and the Company will generally be entitled to a deduction for such amount. The holder will have a basis in any Shares received equal to the fair market value thereof at the time the holder recognizes ordinary income, and any additional gain recognized on a subsequent sale or exchange of the shares will qualify as a capital gain. The holding period for Shares acquired in connection with a performance award shall begin upon the issuance thereof.
Future Awards
          Because all awards under the 2007 Plan other than Director options are within the discretion of the Compensation Committee, future awards under the 2007 Plan other than Director options are not determinable. The Compensation Committee will evaluate and make awards for fiscal 2009 at a future meeting, taking into account such considerations as it deems appropriate, including whether the shareholders have approved the proposed amendment and restatement of the 2007 Plan. Awards previously received by each named executive officer under the 2007 Plan are set forth in the “Outstanding Equity Awards as of September 30, 2008” table below. During fiscal 2008, (i) option awards totaling 133,331 shares and restricted stock awards totaling 66,669 shares were made to the current executive officers as a group; (ii) Director options totaling 31,250 shares and restricted stock awards totaling 15,625 shares were granted to non-employee directors as a group; and (iii) option awards totaling 158,353 shares and restricted stock awards totaling 69,147 shares were made to all other employees as a group.

Required Vote
     The affirmative vote of the holders of at least a majority of the outstanding shares of stock present and entitled to vote at the annual meeting is required for approval of the proposed amendment and restatement of the 2007 Plan. Proxies solicited by our board of directors will be voted for approval of the proposed amendment and restatement of the Incentive Plan, unless shareholders specify otherwise in their proxies.
EXECUTIVE COMPENSATION
     Executive Officers
     Our current executive officers are as follows:
          John J. Coughlan, Chairman of the Board, Chief Executive Officer and President. Mr. Coughlan, age 50, has been Chairman and Chief Executive Officer since joining XATA in October 2006. Prior to joining XATA, he was involved in a business consulting practice. He previously served as president and CEO of Lawson Software, Minnesota’s largest software company, through June 2005. Mr. Coughlan joined Lawson Software in 1987 and became CEO in February 2001 prior to the company’s initial public offering in December of 2001. In addition to his responsibilities at XATA, Mr. Coughlan is an active regional business advocate and serves on the board of directors for several local organizations, including Securian Financial Group, Inc.
          Mark E. Ties, Chief Financial Officer and Treasurer. Mr. Ties, age 43, joined XATA in April 2005 as Chief Financial Officer. He is responsible for the Company’s finance, human resources, purchasing, and distribution functions. Before joining XATA, Mr. Ties was the chief financial officer and treasurer at Velocity Express Corporation, where he served as a member of the Company’s executive leadership team and was responsible for the Company’s financial activities, including capital raising activities, SEC compliance, financial planning and analysis, mergers and acquisitions, cash management, back-office process integration, corporate governance practices, and investor relations. Prior to Velocity, he served as a Senior Manager for Ernst & Young LLP in its entrepreneurial services and mergers and acquisitions departments and as a senior financial executive at a number of companies in varied industries. He has extensive financial management experience in the areas of financing, mergers and acquisitions, business integration and financial processes.
          David A. Gagne, Executive Vice President of Field Operations. Mr. Gagne, age 42, joined XATA in January 2007 as Executive Vice President of Field Operations. He is responsible for activities including planning, forecasting and development of strategies for increasing revenue of XATA’s products and services.  He also develops go-to-market programs to increase the visibility and awareness in the marketplace.  Prior to joining XATA, Mr. Gagne was vice president of strategic development at Lawson Software.  He held several leadership positions while at Lawson Software including vice president of the healthcare client group. Mr. Gagne has over 15 years experience working with sales teams to meet their revenue objectives and build ongoing customer relationships. He has a B. S. in Business Administration from Boston University School of Management.
          Robert Maeser, Chief Technology Officer. Mr. Maeser, age 47, joined XATA in October, 2008. Before joining XATA, he was the Vice President of Technology Infrastructure at American Express, responsible for global service and technology provisioning strategies. In this role, he worked closely with the company’s business units concerning technology requirements and business plans, designed and implemented IT provisioning for employees and internal development teams, and designed and implemented a technology utility service. Before American Express, Mr. Maeser was the Chief Information Officer for Gelco Information Network, where he managed the technology organization and was responsible for delivering a multi-platform Internet solution across 42 countries. Mr. Maeser has held several key technology management positions with St. Paul Companies, Agiliti, Comdisco, Hewlett Packard and NCR.
          Wesley C. Fredenburg, General Counsel. Mr. Fredenburg, age 57, joined XATA in February 2008. Before joining XATA, he was the General Counsel for Vanguard Car Rental, the holding company for National and Alamo car rentals. At Vanguard he and the executive team performed domestic and international merger and acquisition work, completed an S-1 in preparation for taking Vanguard public, and then, as an alternative, successfully sold the company to private investors. Previously, Mr. Fredenburg was the General Counsel at Velocity Express Corporation, where he assisted the company with its multiple debt and equity financings, corporate governance and NASDAQ compliance. Mr. Fredenburg also has extensive experience in real estate, risk management, human resources, international development and government relations. Prior to serving as in-house counsel, he was a partner at Crowe & Dunlevy, Oklahoma’s oldest and largest law firm.
Compensation Committee Report
          The Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” below and recommended to the Board that it be included in this Proxy Statement.
The Compensation Committee:
Roger W. Kleppe (Chairman)
Christopher P. Marshall
Charles R. Stamp, Jr.
Compensation Discussion and Analysis
          This compensation discussion and analysis (“CD&A”) is intended to provide context for the decisions underlying the compensation reported in the executive compensation tables included in this Proxy Statement for the Company’s Chief Executive Officer (“CEO”) and the two other executive officers who had the highest “total compensation” for 2008, as set forth in the “Summary Compensation Table” below (these three executive officers are collectively referred to as the “Named Executive Officers” or the “NEOs”). The Compensation Committee of the Company’s Board of Directors is responsible for policies and decisions regarding the compensation and benefits for NEOs. Certain facts described in this CD&A reflect Compensation Committee deliberations about which management does not have personal knowledge, although the Compensation Committee has advised management that the information in this CD&A is accurate and materially complete.
Objectives of the Company’s Executive Compensation Program
          The objectives of the Company’s executive compensation program are to:
•	attract and retain top quality executive talent;

•	establish and support a performance-driven culture and motivate executives to deliver strong business results; and

•	ensure that executives are aligned with shareholder expectations by closely linking total compensation with short term business objectives and creation of long term shareholder value.

Attraction and retention of top quality executive talent
          The Compensation Committee strives to assess competitive compensation regarding XATA’s executives. To help ensure that XATA’s executive compensation is in-line with the market, the Compensation Committee benchmarks XATA’s compensation against comparable companies representing, among others, the market for executive talent most applicable to the Company. The Compensation Committee designs the executive compensation program to be performance-based in order to drive performance and also to assure that strong performance is well rewarded, thus attracting and retaining high-performing, results-oriented executives. Long term incentives are designed, in part, to provide retention incentive as well as to reward the creation of long term shareholder value.
Linkage to short term business objectives and creation of long term shareholder value
          The Compensation Committee seeks to motivate executives to work conscientiously to achieve both short term and long term goals and, thereby, create shareholder value. A significant proportion of each NEO’s total compensation opportunity is performance-based variable compensation which rewards executives for annual business performance against pre-determined financial goals. These rewards are balanced with long term incentives to both drive short term growth in shareholder value and to reward long term decision-making which results in sustainable growth in shareholder value.
Compensation Data and Analysis
          To assist it in meeting its objectives, the Compensation Committee reviewed data on executive compensation trends and competitive compensation analysis covering the Company’s officers using both survey data and a group of benchmark companies.
Benchmarking
          Benchmark data was used by the Compensation Committee to review and to help determine the appropriate amount of each NEO’s compensation in 2008. Benchmark companies were selected by the Compensation Committee from a broad base of companies in selected industries, and the Compensation Committee selected a smaller group referred to as the Benchmark Companies. The companies in this group were selected to reflect similar offerings, targeted customer segments and the markets for executive talent most applicable to the Company. The Compensation Committee used the Benchmark Companies to verify and determine competitive pay levels for NEO positions.
Application of Benchmark Data
          The Compensation Committee examined the range of benchmark company data for each NEO’s position. Although the Compensation Committee used the mid-range of such date as a guide for determining compensation levels, actual values set for any individual NEO may, from time to time, deviate from mid-range because of year-to-year swings in market median data, and so as to maintain the desired internal equity among executive positions. Unless otherwise disclosed in the below sections on individual elements of direct compensation, the value of compensation paid or targeted for each NEO in 2008 was within the mid-range as determined by the benchmarking process. The Compensation Committee also consulted market data from the Culpepper Executive Compensation Survey as an additional source to ensure that mid-range data from the Benchmark Companies is similarly reflected.

Elements of Direct Compensation for Executive Officers
     The Company uses a combination of cash salary, annual performance-based variable compensation (currently paid in the form of cash) and grants of long term incentives (in the form of stock options and restricted stock) as the three elements of total direct compensation for NEOs. The proportion of total compensation that is dependent on the Company’s business performance (or is “at risk”) varies by position and increases with higher levels of responsibility. The methods by which the amounts of 2008 compensation for NEOs were reviewed are described in the following sections for each element of direct compensation.
     Salary. The salaries reported in the “Summary Compensation Table” reflect actual cash paid for the 2008 fiscal year. The salary level for each NEO was established by the Compensation Committee considering both the benchmark data for equivalent positions in the Benchmark Companies and the survey data.
     Annual Performance–Based Variable Compensation. The performance-based variable compensation reported for each NEO (in the column of the “Summary Compensation Table” captioned “Non-Equity Incentive Plan Compensation”) represents compensation that was earned based on fiscal 2008 performance. The following describes the methodologies used by the Compensation Committee to determine the final annual performance-based variable compensation earned by each NEO:
     Selection of Performance Metrics. For fiscal 2008, the Compensation Committee selected three performance measures that it determined were appropriate to drive desired business behavior for XATA and would correlate positively with total shareholder return. These measures were the Company’s results with respect to (1) total units sold, (2) modified EBITDA, which is earnings before interest (net), taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends, and (3) GAAP revenue, with each measure weighted at 40%, 40% and 20%, respectively. The Compensation Committee also approved a discretionary bonus pool for the management team in the amount of $100,000 toward the achievement of successful integration of an acquisition. For payment of any bonuses, positive modified EBITDA had to be achieved. The Compensation Committee established an additional discretionary bonus pool for the EVP of Field Operations in the amount of $100,000 to be awarded based on the achievement of certain sales goals.
     Establishment of Incentive Goals and Payout Approach. The Compensation Committee designed the relationship between pay and performance so as to ensure that increasing levels of performance would be rewarded with increased payout levels. Similarly, performance that did not meet the goals would reduce the performance-based variable compensation payout to as low as zero in the case of failure to meet the pre-established minimum level of performance or positive modified EBITDA. In setting the performance levels, the Compensation Committee strived to establish challenging but achievable goals. The factors considered by the Compensation Committee in assessing the challenge inherent in the goals included:
•	management’s internal operating plan;

•	expected industry performance; and

•	new customer markets.
     Three levels of achievement were established for each Company performance measure which corresponded to a multiple of earned salary payout of the target performance-based variable compensation of 25%, 50% or 75% for executive management and 25%, 100%, 150% for the CEO. The

CEO and CFO incentive goals included an additional 25% of earned salary if all performance metrics achieved results above the targeted goals.
     Payout Based on Performance Against Goals. For 2008 the Company’s performance, as evaluated by the Compensation Committee, lead to the determination that each NEO earned performance-based variable compensation on all three performance measures. Based on the levels of achievement, the Compensation Committee awarded a payout of 97% of earned salary to the CEO and 50% of earned salary to the remaining NEO’s. In addition, the Compensation Committee judged that performance against integration and sales goals were met and, consequently, discretionary bonus awards were granted.
     Long Term Incentive Awards. In addition to the above, each of the Company’s executive officers is eligible to receive equity compensation in the form of stock option and/or restricted stock grants under the Company’s 2007 Long Term Incentive and Stock Option Plan. It is believed that through the Company’s broad-based plan, the economic interests of all employees, including the executives, are more closely aligned to those of the shareholders. It is also believed that this approach will allow the Company to use equity as an incentive in a balanced manner that supports the recruitment and retention of top talent.
Benefit Plans Available to Executive Officers
     The Company’s practice is to make available to NEOs essentially the same benefit plans generally available to other employees in the Company. A review of comparable company benefits offerings determined that the Company provides competitive benefit plans.
Tax and Accounting Implications
     Deductibility of Executive Compensation. As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.
Summary Compensation Table
     The following table sets forth information about all compensation (cash and non-cash) awarded to, earned by, or paid to our Named Executive Officers for the fiscal years ended September 30, 2008 and 2007.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
			Awards ($)	Awards ($)	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	(2)(3)(4)(5)	(5)	($)(1)	($)	Total ($)
John J. Coughlan	2008	300,000	503,754	185,881	291,847	923	1,282,405
Chairman and CEO	2007	300,000	988,252	178,000	150,000 (6)	144	1,616,396

Mark E. Ties	2008	235,000	78,335	105,118	141,429	330	560,212
CFO	2007	181,875	83,569	79,945	72,750	893	419,032

David A. Gagne	2008	213,333	34,924	156,002	181,205	451	585,915
Executive Vice President of Field	2007	150,000	77,621	109,998	62,019	—	399,638
Operations

(1)	Represents formula-based incentive compensation and amounts paid for achievement of certain business objectives. The Compensation Committee allotted the discretionary bonus among the NEOs excluding Mr. Coughlan. Refer to section “Annual Performance–Based Variable Compensation” above for discussion regarding these bonuses.

(2)	Total shares of Common Stock received pursuant to stock awards and the fair market value as of September 30, 2008: John J. Coughlan – 415,927 shares ($1,622,115); Mark E. Ties – 61,266 shares ($238,937); David A. Gagne – 31,668 shares ($123,505).

(3)	Restricted stock awards vest over a period of one to six year years. Total unvested restricted shares of Common Stock as of September 30, 2008: John J. Coughlan – 163,618 shares; Mark E. Ties – 22,422 shares; David A. Gagne – 11,668.

(4)	During the officer’s continued full time employment with the Company, officer has full voting rights, dividend rights and other rights as a shareholder with respect to all vested (but not unvested) award shares.

(5)	Valuation of Stock and Option Awards is based on the compensation cost we recognized during fiscal 2008 for financial statement purposes under FAS 123(R) for all awards granted in fiscal 2008 and prior years utilizing assumptions discussed in Note 8 to our financial statements for fiscal year ended September 30, 2008, but disregarding the estimate of forfeitures related to service based vesting.

(6)	For fiscal 2007, Mr. Coughlan was guaranteed incentive compensation of at least 50% of base salary as part of his employment contract.
Outstanding Equity Awards as of September 30, 2008
     The following table sets forth the number of shares covered by both exercisable and unexercisable stock options, and vested and unvested stock awards held by each of the Named Executive Officers as of September 30, 2008 as follows:

	Option Awards					Stock Awards
	Number of Securities
	Underlying Unexercised			Option	Option	Number of Shares		Market Value of
	Options (#)			Exercise	Expiration	of Stock That		Shares of Stock That
	Exercisable	Unexercisable		Price ($)	Date	Have Not Vested		Have Not Vested
John J. Coughlan	200,008	99,992	(1)	5.40	10/1/2011
	—	46,666	(5)	2.99	2/6/2013
						75,000	(6)	$292,500
						15,978	(7)	$62,314
						24,306	(8)	$94,793
						25,000	(9)	$97,500
						23,334	(10)	$91,003

Mark E. Ties	59,331	29,669	(2)	5.12	9/27/2011
	33,333	66,667	(3)	5.03	2/26/2012
	—	23,333	(5)	2.99	2/6/2013
						9,533	(11)	$37,179
						1,222	(12)	$4,766
						11,667	(10)	$45,501

David A. Gagne	50,000	100,000	(4)	5.32	1/1/2017
	16,667	33,333	(3)	5.03	2/26/2012
	—	23,332	(5)	2.99	2/6/2013
						11,668	(10)	$45,505

(1)	Options vest in equal increments at each month end through September 30, 2009.

(2)	Options vest in equal increments at each month end through September 27, 2009.

(3)	Options vest in equal increments on February 26, 2008, 2009 and 2010.

(4)	Options vest in equal increments on January 1, 2008, 2009 and 2010.

(5)	Options vest in equal increments on February 6, 2009, 2010 and 2011.

(6)	Remaining shares vest in equal increments at each month end through September 30, 2009.

(7)	Remaining shares vest in equal increments at each month end through August 31, 2010.

(8)	Remaining shares vest in equal increments at each month end through August 31, 2011.

(9)	Shares vest in equal increments beginning September 30, 2009 and each month end thereafter through August 31, 2012.

(10)	Remaining shares will vest in equal increments on February 6, 2009, 2010, and 2011.

(11)	Remaining shares will vest on February 8, 2009.

(12)	Remaining shares will vest on September 30, 2009.
Employment Contracts and Termination of Employment and Change-in-Control Arrangements
     The Company executed an employment agreement with John J. Coughlan on October 1, 2006. This agreement provides for a minimum base salary, and an annual incentive bonus based on revenue, profitability and other objectives, with a minimum bonus payment of $150,000 for the fiscal year ending September 30, 2007. The contract is for a period of two years and is automatically renewed for successive two year periods unless terminated by ninety (90) days notice in advance of renewal. The contract automatically renewed on October 1, 2008. The agreement also contains provisions that prohibit the Company from materially altering position, duties, benefit plans or incentive plans. Under the agreement, in the event the Company terminates the executive’s employment without cause or if the executive terminates employment with good cause attributable to the Company, the executive is entitled to one year of salary continuation, an annual incentive bonus in the amount of fifty percent of base salary, accelerated vesting of certain equity rights, in addition to certain other benefits. The agreement restricts the executive from competing with the Company during and for a period of one year beyond employment with the Company, and restricts the executive from disclosing certain confidential information. The agreement provides for accelerated vesting of certain equity rights in the event of a “change of control” of the Company (as defined in the agreement).
     The Company has executed “change of control” agreements with Mark E. Ties and David A. Gagne. These agreements prohibit the Company from materially altering position, duties, benefit plans or incentive plans in the event of a “change of control” as defined in the agreement. Under the agreement, the executive is entitled to one year of salary continuation, in addition to certain other benefits, in the event that, within six months following a change of control, the Company terminates the executive’s employment without cause or if the employee terminates employment with good cause attributable to the Company.
     The table below quantifies the estimated payments and benefits that would be provided to our Named Executive Officers in connection with the termination of his or her employment under the circumstances indicated. In all cases, the information assumes that the termination occurred on the last day of fiscal 2008, and the price per share of our common stock is the closing market price as of that date (which was $3.90).

			In Connection with a
	Not in Connection with a		Change of Control
	Change of Control		Termination Without
	Termination	Termination	Cause, for Good
	Without	Due to	Reason or Due to
	Cause ($)	Disability ($)	Disability or Death ($)
John J. Coughlan Severance pay	450,000	291,847	591,847
Stock option vesting acceleration (1)	28,311	—	42,466
Restricted stock vesting acceleration (1)	515,626	119,699	638,111
Health care benefits continuation (1)	22,173	—	11,086
Life insurance continuation (1)	1,846	—	923
Outplacement services	10,000	—	10,000

Total value	1,027,956	411,546	1,294,433

Mark E. Ties Severance pay	250,000	—	250,000
Stock option vesting acceleration	—	—	21,233
Restricted stock vesting acceleration	57,112	57,112	57,112
Health care benefits continuation	11,086	—	11,086
Life insurance continuation	—	—	—
Outplacement services	10,000	—	10,000

Total value	328,198	57,112	349,431

David A. Gagne Severance pay	220,000	—	220,000
Stock option vesting acceleration	—	—	21,232
Restricted stock vesting acceleration	15,168	15,168	15,168
Health care benefits continuation	—	—	—
Life insurance continuation	—	—	—
Outplacement services	—	—	10,000

Total value	235,168	15,168	266,401

(1)	Estimated payments and benefits for Mr. Coughlan are based on the terms of his employment agreement as renewed on October 1, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company’s Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”). Executive officers, directors and greater than ten percent (10%) beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.
     Based upon a review of the copies of such forms furnished to the Company, the Company believes that during the fiscal year ended September 30, 2008 its executive officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them, except for one Form 4 inadvertently filed late with respect to one transaction for Thomas G. Hudson.
Indemnification of Directors and Officers
     Under Section 302A.521, Minnesota Statutes, the Company is required to indemnify its directors, officers, employees, and agents against liability under certain circumstances, including liability under the Securities Act of 1933, as amended (the “Act”). Article V of the Company’s Bylaws contain substantially similar provisions and, in addition, specifically authorize adoption of agreements for indemnification to the extent permitted by statute and purchase of insurance to meet the Company’s indemnification obligation. The general effect of such provisions is to relieve the directors and officers of the Company from personal liability that may be imposed for certain acts performed in their capacity as directors or officers of the Company, except where such persons have not acted in good faith. In addition, the Company has entered into indemnification agreements with the Trident Investors and its representatives who serve as directors on the Board which may supplement the indemnification provisions available to them under Minnesota law.
     As permitted under Minnesota Statutes, the Articles of Incorporation of the Company provide that directors shall have no personal liability to the Company or to its shareholders for monetary damages arising from breach of the director’s duty of care in the affairs of the Company. Minnesota Statutes do not permit elimination of liability for breach of a director’s duty of loyalty to the Company or with respect to certain enumerated matters, including payment of illegal dividends, acts not in good faith, and acts resulting in improper personal benefit to the director.
Certain Relationships and Related Person Transactions
     Trident currently holds all of our outstanding Series B, Series C and Series D Preferred Stock. Christopher P. Marshall, one of our directors, is a former Managing Director of Trident Capital and its current director designee on our Board.
     JDSTG and Trident (as holders of Series B Stock) have rights to nominate directors, and in the case of Trident (as holders of Series B Stock), to vote separately as a class on their nominees. (See Notes 6, 8, and 9 of the table under “PRINCIPAL SHAREHOLDERS AND OWNERSHIP OF MANAGEMENT” and “ELECTION OF DIRECTORS.”) In addition, Trident has a right of first refusal on certain new stock issuances by the Company which is intended to permit Trident to maintain its current percentage ownership.
     We have an unwritten policy of reviewing financial transactions in which we are a participant and in which a related person has a direct or indirect interest in the transaction involving at least $120,000 in value. For purposes of this policy, related persons include all of our directors and executive officers, any nominee for director, any immediate family member of a director, nominee for director or executive officer of our company and any holder of more than 5% of our common stock, or an immediate family member of such holder. Generally, the Audit Committee of our Board of Directors has responsibility for reviewing such significant related party transactions. However, our board of directors may instead cause a special committee of directors to review such a transaction, provided that no member of the special committee has a direct or indirect interest in the transaction under review. Such a transaction will only be approved if the reviewing committee determines that the transaction is beneficial to our company and the terms of the transaction are fair to us in light of all circumstances surrounding the transaction.
AUDIT COMMITTEE REPORT
     The Audit Committee of our Board of Directors is comprised of three (3) directors, all of whom are “independent” under the listing standards of The Nasdaq Stock Market. As of September 30, 2008, the current members of the Committee were Chad M. Lindbloom (Chair), Carl M. Fredericks, and Michael J. Paxton. The Board of Directors has determined that all Audit Committee members are financially literate under current Nasdaq listing standards and each member has financial management expertise. In addition, the Board of Directors has determined that all members are qualified audit committee financial experts as defined in the regulations of the Securities and Exchange Commission.
     The Committee recommends to the Board of Directors the selection of the Company’s independent accountants. Management is responsible for the Company’s internal controls and the financial reporting process; the independent accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes. In this context, the Committee has met and held discussions with management and the independent accountants.
     The Committee has received from the independent auditors the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with the auditors their independence, and has satisfied itself as to the auditors’ independence.
     The Committee has discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls. The Committee has also reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.
     In addition, the Committee has discussed and reviewed with the independent auditors all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.
     Based upon the Committee’s discussion with management and the independent accountants, the Committee’s review of the representation of management, and the report of the independent accountants to the Committee, the Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended September 30, 2008.
Members of the Audit Committee:
Chad M. Lindbloom (Chairman)
Carl M. Fredericks
Michael J. Paxton

Principal Accountant
     The Audit Committee has selected Grant Thornton LLP as our principal accountant for the fiscal year ended September 30, 2009. Representatives of Grant Thornton LLP are expected to be present at our Annual Meeting to be held on February 4, 2009. They will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
Audit Fees
     Aggregate fees billed by Grant Thornton LLP in connection with the audit of our financial statements for the years ended September 30, 2008 and 2007, and for review of our quarterly financial statements included in our reports on Form 10-Q during each year totaled $164,000 and $120,000, respectively. No leased personnel were utilized by Grant Thornton LLP in connection with any audit services provided to us.
Audit Related Fees
     Aggregate fees billed by Grant Thornton LLP for assurance related services during the fiscal years ended September 30, 2008 and 2007 totaled $53,000 and $10,000, respectively. Fees in fiscal 2008 relate to the acquisition of GeoLogic Solutions, Inc. and audit of the Company’s 401k plan. Fees in fiscal 2007 relate to the filing of registration statements for resale of Common Stock by certain investors and amendments to Form 10-KSB for the year ended September 30, 2006.
Tax Fees
     Aggregate fees billed by Grant Thornton LLP for tax compliance, advisory and planning services during the fiscal years ended September 30, 2008 and 2007 totaled $0 and $0, respectively.
All Other Fees
     Aggregate fees billed by Grant Thornton LLP during the fiscal years ended September 30, 2008 and 2007 for products and services provided other than those disclosed above were $0 and $0, respectively.
Auditor Fees Pre-approval Policy
     The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that all services to be provided by Grant Thornton LLP, the Company’s independent auditor, including audit services and permitted audit-related and non-audit services in excess of $10,000, must be pre-approved by the Committee. The Committee approved all audit and non-audit services provided by Grant Thornton LLP during fiscal 2008.
EQUITY COMPENSATION PLAN INFORMATION
     The Company maintains the 2002 Long-Term Incentive and Stock Option Plan and the 2007 Long-Term Incentive and Stock Option Plan. Set forth below is information as of September 30, 2008 regarding shares that may be issued under the plans.

	Number of
	Securities to be		Number of Securities
	Issued upon		Remaining Available
	Exercise of	Weighted Average	for Future Issuance
	Outstanding	Exercise Price of	Under Equity
Plan Category	Options	Outstanding Options	Compensation Plans
Equity compensation plans approved by security holders (1)	1,049,020	$4.63	164,068
Equity compensation plans not approved by security holders	190,000	$4.83	0
Total	1,239,020	$4.66	164,068

(1)	The 2007 Plan has an evergreen provision in which the maximum number of shares that may be issued under the 2007 Plan shall be cumulatively increased on January 1, 2008 and on each January 1 thereafter for nine years by the lesser of (i) 500,000 Common Shares, (ii) 3% of the Company’s outstanding Common Shares, on an as-converted basis, as of the preceding December 31 and (iii) a number of Common Shares determined by the Board.
PROPOSALS FOR FISCAL 2009 ANNUAL MEETING
     We currently anticipate that the next annual meeting, for the fiscal year ending September 30, 2009 (the “2010 Annual Meeting”) will be held on or around February 15, 2010. If you wish to submit a proposal for inclusion in our proxy statement and proxy for shareholder action or wish to bring any business at the 2010 Annual Meeting, you must do so by sending the proposal, notice and supporting statements, if any, to us no later than November 6, 2009.
     In addition, pursuant to the rules of the Securities and Exchange Commission, proxies solicited by our management for the 2010 Annual Meeting may grant management the authority to vote in its discretion on any proposal to be submitted by a shareholder otherwise than through inclusion in the proxy statement for the 2010 Annual Meeting, unless we have received notice of the shareholder proposal on or before December 1, 2009.
By Order of the Board of Directors
Mark E. Ties
Secretary
Dated: December 22, 2008
Eden Prairie, Minnesota
A COPY OF OUR ANNUAL REPORT, WHICH INCLUDES OUR REPORT ON FORM 10-K, IS ENCLOSED. AN ADDITIONAL COPY OF OUR FORM 10-K (WITHOUT EXHIBITS) WILL BE SENT WITHOUT CHARGE TO ANY SHAREHOLDER REQUESTING IT IN WRITING FROM: XATA CORPORATION, ATTENTION: MARK E. TIES, CFO, 965 PRAIRIE CENTER DRIVE, EDEN PRAIRIE MN 55344.

Appendix A
XATA CORPORATION
2007 LONG-TERM INCENTIVE AND STOCK OPTION PLAN
(As Amended and Restated February 4, 2009)
1. Purpose of Plan.
     This Plan shall be known as the “XATA 2007 LONG-TERM INCENTIVE AND STOCK OPTION PLAN” and is hereinafter referred to as the “Plan”. The purpose of the Plan is to aid in maintaining and developing personnel capable of assuring the future success of XATA Corporation, a Minnesota corporation (the “Company”), to offer such personnel additional incentives to put forth maximum efforts for the success of the business, and to afford them an opportunity to acquire a proprietary interest in the Company through stock options and other long-term incentive awards as provided herein. Options granted under this Plan may be either incentive stock options (“Incentive Stock Options”) within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”), or options which do not qualify as Incentive Stock Options. Awards granted under this Plan shall be stock appreciation rights (“SARs”), restricted stock, restricted stock units or performance awards as hereinafter described.
2. Stock Subject to Plan.
     Subject to the provisions of Section 15 hereof, the stock to be subject to options or other awards under the Plan shall be the Company’s authorized Common Stock, par value $0.01 per share (the “Common Shares”). Such shares may be either authorized but unissued shares, or issued shares which have been reacquired by the Company. Subject to adjustment as provided in this Section 2 and Section 15 hereof, the aggregate number of Shares that may be issued under the Plan shall be 1,897,000, all of which may issued in the form of Incentive Stock Options. The maximum number of Shares that may be issued under the Plan shall be cumulatively increased on January 1, 2009 and on each January 1 thereafter for eight years by the lesser of (i) 500,000 Common Shares, (ii) 3% of the Company’s outstanding Common Shares on an as-converted basis as of the preceding December 31 and (iii) a number of Common Shares determined by the Board or Committee. If an option or award under the Plan expires, or for any reason is terminated or unexercised with respect to any shares, such shares shall again be available for options or awards thereafter granted during the term of the Plan.
3. Administration of Plan.
     (a) Committee. Except as provided in Section 3(d) hereof, the Plan shall be administered by the Board of Directors of the Company or a committee thereof. The members of any such committee shall be appointed by and serve at the pleasure of the Board of Directors. If no committee is appointed by the Board, the committee shall be comprised of all of the members of the Board of Directors. (The group administering the Plan shall hereinafter be referred to as the “Committee”.)
     (b) Committee’s Authority. The Committee shall have plenary authority in its discretion, but subject to the express provisions of the Plan: (i) to determine the purchase price of the Common Stock covered by each option or award, (ii) to determine the employees to whom and the time or times at which such options and awards shall be granted, vested and settled and the number of shares to be subject to each, (iii) to determine the form of payment to be made upon the exercise of a SAR or in connection with restricted stock units or performance awards, either cash, Common Shares of the Company or a combination thereof, (iv) to determine the terms of exercise of each option and award, (v) to accelerate the time at which all or any part of an option or award may be exercised or vested, (vi) to amend or modify the terms of any option or award, but no such amendment shall impair the rights of any optionee or grantee without the consent of the optionee or grantee unless such alteration or amendment is made to cause the option or award to comply with applicable law or stock exchange or accounting rules, (vii) to interpret the Plan, (viii) to prescribe, amend and rescind rules and regulations relating to the Plan, (ix) to determine the terms and provisions of each option and award agreement under the Plan (which agreements need not be identical), including the designation of those options intended to be Incentive Stock Options, and (x) to make all other determinations necessary or advisable for the administration of the Plan, subject to the exclusive authority of the Board of Directors under Section 16 herein to amend or terminate the Plan. The Committee’s determinations on the foregoing matters, unless otherwise disapproved by the Board of Directors of the Company, shall be final and conclusive.
     (c) Committee Functioning. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held. The grant of an option or award shall be effective only if a written agreement shall have been duly executed and delivered by and on behalf of the Company following such grant. The Committee may appoint a Secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable.
     (d) Automatic Grants to Non-Employee Directors. Section 19 of the Plan provides for the automatic grant of options to Non-Employee Directors (as defined in Section 4), meaning that the numbers of Common Shares subject to options granted to Non-Employee Directors under Section 19, the timing of the grants of such options, the eligibility for such options, and the terms and conditions of such options, shall be automatic and non-discretionary in accordance with the terms of such Section.
     (e) Compliance with Section 409A. Notwithstanding anything to the contrary contained herein, to the extent that the Committee elects to exercise its discretion to permit or require the grantee of an award to defer receipt of cash or Common Shares that would otherwise be due to him or her under the Plan upon the vesting or payment of that award, such deferral shall occur in accordance with a written plan, rules or procedures adopted for that purpose by the Committee. Any such plan, rules or procedures shall comply with the requirements of Code Section 409A and any Department of Treasury or Internal Revenue Service regulations or other interpretive guidance issued under Code Section 409A (whenever issued, the “Guidance”), including requirements with respect to the time when a deferral election may be made, the period of the deferral and the events that would result in the payment of the deferred amount. To the extent that any award constitutes a deferral of compensation subject to Code Section 409A, the following provisions shall apply notwithstanding any other provision of the Plan:
          (i) if any amount is payable under such award upon a termination of employment or other service, a termination of employment or other service will be deemed to have occurred only at such time as the grantee has experienced a “separation from service” (as such term is defined under Code Section 409A and the Guidance); and
          (ii) if any amount shall be payable with respect to any such award as a result of a grantee’s “separation from service” at such time as the grantee is a “specified employee” (as such term is defined under Code Section 409A and the Guidance), then no payment shall be made, except as permitted under Code Section 409A, prior to the date that is six months after the date of such grantee’s separation from service (or the date of his or her earlier death).
     (f) Delegation of Authority. Solely for purposes of determining and providing non-ministerial administration of options and awards to eligible persons under this Plan who are not Insiders, the Committee may delegate, to the extent permitted by law, all or any portion of its authority under the Plan to a subcommittee of the Committee or to one or more executive officers of the Company. For purposes of this paragraph, the term “Insiders” means, as of a particular date, persons who, as of that date, are directors or officers of the Company as defined under Exchange Act Rule 16a-l(f) or its successor provision.
4. Eligibility.
     Incentive Stock options may only be granted under this Plan to any full or part-time employee (which term as used herein includes, but is not limited to, officers and directors who are also employees) of the Company and of its present and future subsidiary corporations (herein called “subsidiaries”). Full or part-time employees, non-employee members of the Board of Directors, and non-employee consultants, agents or independent contractors to the Company or one of its subsidiaries shall be eligible to receive options which do not qualify as Incentive Stock Options and awards. For purposes of this Plan, “Non-Employee Director,” means any member of the Board of Directors who is not at the time of option grant an employee of the Company. Non-Employee Directors shall be eligible for discretionary grants and awards under the Plan in addition to automatic option grants under Section 19. In determining the persons to whom options and awards shall be granted and the number of shares subject to each, the Committee may take into account the nature of services rendered by the respective employees or consultants, their present and potential contributions to the success of the Company and such other factors as the Committee in its discretion shall deem relevant. A person who has been granted an option or award under this Plan may be granted additional options or awards under the Plan if the Committee shall so determine; provided, however, that (i) for Incentive Stock Options, to the extent the aggregate fair market value (determined at the time the Incentive Stock Option is granted) of the Common Shares with respect to which all Incentive Stock Options are exercisable for the first time by an employee during any calendar year (under all plans described in subsection (d) of Section 422 of the Code of his employer corporation and its parent and subsidiary corporations) exceeds $100,000, such options shall be treated as options which do not qualify as Incentive Stock Options; and (ii) the maximum number of Common Shares with respect to which options and SARs may be granted to any individual under this Plan during any fiscal year of the Company shall not exceed 300,000. Nothing in the Plan or in any agreement there under shall confer on any employee any right to continue in the employ of the Company or any of its subsidiaries or affect, in any way, the right of the Company or any of its subsidiaries to terminate his or her employment at the tune.
5. Price.
     The exercise price per share for all Incentive Stock Options, for all options which do not qualify as Incentive Stock Options, and for all SARs granted under the Plan shall be determined by the Committee, but shall not be less than 100% of the fair market value of a Common Share at the date of grant of such option or SAR. For purposes of the preceding sentence and for all other valuation purposes under the Plan, the fair market value of a Common Share on any date shall mean (i) if the Common Shares are then readily tradable on an “established securities market” as the term is used in Treasury Regulation § 1.409A-1(k), the closing or last sale price of a Common Share on such date on the principal market for such Common Shares, or, if no sale of Common Shares shall have occurred on that date, on the next preceding day on which a sale of Common Shares occurred, or (ii) if the Common Shares are not then readily tradable on an established securities market, what the Committee determines in good faith and in a manner consistent with Code Section 409A to be 100% of the fair market value of a Common Share as of the date in question.
6. Term.
     Each option and award and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the option or award agreement. The Committee shall be under no duty to provide terms of like duration for options or awards granted under the Plan, but the term of an Incentive Stock Option may not extend more than ten (10) years from the date of grant of such option and the term of options granted under the Plan which do not qualify as Incentive Stock Options may not extend more than fifteen (15) years from the date of granting of such option.
7. Exercise of Option or SAR.
     (a) The Committee shall have full and complete authority to determine whether an option or SAR will be exercisable in full at any time or from time to time during the term thereof, or to provide for the exercise thereof in such installments, upon or following the occurrence of such events (such as termination of employment for any reason) and at such times during the term of the option as the Committee may determine and specify in the option or award agreement.
     (b) The exercise of any option or SAR granted hereunder shall only be effective at such time that the sale of Common Shares pursuant to such exercise will not violate any state or federal securities or other laws.
     (c) An optionee or grantee electing to exercise an option or SAR shall give written notice to the Company of such election and of the number of shares subject to such exercise. The full purchase price of such shares subject to an option exercise shall be tendered with such notice of exercise. Payment shall be made to the Company in cash (including bank check, certified check, personal check, or money order), or, at the discretion of the Committee and as specified by the Committee, (i) by delivering certificates for the Company’s Common Shares already owned by the optionee or grantee having a fair market value as of the date of grant equal to the full purchase price of the shares, (ii) by delivering a combination of cash and such shares, or (iii) by delivering (including by fax) to the Company or its designated agent an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin the Common Shares and deliver the sale or margin loan proceeds directly to the Company to the extent required to pay the option exercise price.
     (d) The fair market value of the Common Shares which are tendered in payment of the exercise price shall be determined as provided in Section 5 herein.
     (e) Until such person has been issued the shares subject to such exercise, he or she shall possess no rights as a shareholder with respect to such shares.
8. Additional Restrictions.
     The Committee shall have full and complete authority to determine whether all or any part of the Common Shares of the Company acquired upon exercise of any of the options or awards granted under the Plan shall be subject to restrictions on the transferability thereof or any other restrictions affecting in any manner the optionee’s or grantee’s rights with respect thereto, but any such restriction shall be contained in the agreement relating to such options or awards.
9. Alternative Stock Appreciation Rights.
     (a) Grant. At the time of grant of an option or award under the Plan (or at any other time), the Committee, in its discretion, may grant a Stock Appreciation Right (“SAR”) evidenced by an agreement in such form as the Committee shall from time to time approve. Any such SAR may be subject to restrictions on the exercise thereof as may be set forth in the agreement representing such SAR which agreement shall comply with and be subject to the following terms and conditions and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.
     (b) Exercise. An SAR shall be exercised by the delivery to the Company of a written notice which shall state that the holder thereof elects to exercise his or her SAR as to the number of shares specified in the notice and which shall further state what portion, if any, of the SAR exercise amount (hereinafter defined) the holder thereof requests be paid in cash and what portion, if any, is to be paid in Common Shares of the Company. The Committee promptly shall cause to be paid to such holder the SAR exercise amount either in cash, in Common Shares of the Company, or any combination of cash and shares as the Committee may determine. Such determination may be either in accordance with the request made by the holder of the SAR or in the sole and absolute discretion of the Committee. The SAR exercise amount is the excess of the fair market value of one share of the Company’s Common Shares on the date of exercise over the per share exercise price in respect of which the SAR was granted, multiplied by the number of shares as to which the SAR is exercised. For the purposes hereof, the fair market value of the Company’s Common Shares shall be determined as provided in Section 5 herein.
10. Ten Percent Shareholder Rule.
     Notwithstanding any other provision in the Plan, if at the time an option is granted pursuant to the Plan the optionee owns directly or indirectly (within the meaning of Section 425(d) of the Code) Common Shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations, if any (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option to be granted to such optionee pursuant to the Plan shall satisfy the requirements of Section 422(c)(6) of the Code, and the option price shall be not less than 110% of the fair market value of the Common Shares of the Company determined as described herein, and such option by its terms shall not be exercisable after the expiration of five (5) years from the date such option is granted.
11. Non-Transferability.
     No Incentive Stock Option granted under the Plan and, except as otherwise provided in an applicable award agreement, no other form of award granted under the Plan shall be transferable by an optionee or grantee, otherwise than by will or the laws of descent or distribution. Except as otherwise provided in an option or SAR agreement, during the lifetime of an optionee or grantee, the option or SAR shall be exercisable only by such optionee or grantee (or the guardian or legal representative of the optionee or grantee).

12. Restricted Stock Awards.
     Awards of Common Shares subject to forfeiture and transfer restrictions may be granted by the Committee. Any restricted stock award shall be evidenced by an agreement in such form as the Committee shall from time to time approve, which agreement shall comply with and be subject to the following terms and conditions and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan:
     (a) Grant of Restricted Stock Awards. Each restricted stock award made under the Plan shall be for such number of Common Shares as shall be determined by the Committee and set forth in the agreement containing the terms of such restricted stock award. Such agreement shall set forth a period of time during which the grantee must remain in the continuous employment of the Company in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the shares covered by the restricted stock award. The agreement may also, in the discretion of the Committee, set forth performance or other conditions that will subject the Common Shares to forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding restricted stock awards.
     (b) Delivery of Common Shares and Restrictions. At the time of a restricted stock award, a certificate representing the number of Common Shares awarded thereunder shall be registered in the name of the grantee. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. The grantee shall have all rights of a shareholder with respect to the Common Shares, including the right to receive dividends and the right to vote such shares, subject to the following restrictions: (i) the grantee shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the restricted stock agreement with respect to such Common Shares; (ii) none of the Common Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Committee, all of the Common Shares shall be forfeited and all rights of the grantee to such Common Shares shall terminate, without further obligation on the part of the Company, unless the grantee remains in the continuous employment of the Company for the entire restricted period in relation to which such Common Shares were granted and unless any other restrictive conditions relating to the restricted stock award are met. Any Common Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Common Shares subject to restricted stock awards shall be subject to the same restrictions, terms and conditions as such restricted Common Shares.
     (c) Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the restricted stock award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the agreement relating to the restricted stock award or in the Plan shall lapse as to the restricted Common Shares subject thereto, and a stock certificate for the appropriate number of Common Shares, free of the restrictions and the restricted stock legend, shall be delivered to the grantee or his beneficiary or estate, as the case may be.
13. Restricted Stock Unit Awards.
     A restricted stock unit represents the right to receive a Common Share, or a cash payment equal to the fair market value of a Common Share, at some future date. An award of restricted stock units shall be subject to transfer restrictions, forfeiture conditions and other restrictions, and shall vest and no longer be subject to such forfeiture conditions and other restrictions, based on such factors and occurring over such period of time as the Committee may determine in its discretion and specify in the applicable award agreement. Following the vesting of a restricted stock unit award, payment to the Participant shall be made at such time or times in the form of cash, Common Shares or a combination of cash and Common Shares as determined by the Committee.

14. Performance Awards.
     The Committee is further authorized to grant performance awards. Subject to the terms of this Plan and any applicable award agreement, a performance award granted under the Plan (i) may be denominated or payable in cash, Common Shares (including, without limitation, restricted stock), other securities, other awards, or other property and (ii) shall confer on the holder thereof rights valued as determined by the Committee, in its discretion, and payable to, or exercisable by, the holder of the performance awards, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee, in its discretion, shall establish. Subject to the terms of this Plan and any applicable award agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award granted, and the amount of any payment or transfer to be made by the granter and by the Company under any performance award shall be determined by the Committee.
15. Dilution or Other Adjustments.
     If there shall be any change in the Common Shares through merger, consolidation, reorganization, recapitalization, dividend in the form of stock (of whatever amount), stock split or other change in the corporate structure, appropriate adjustments in the Plan and outstanding options and awards shall be made by the Committee in order to prevent dilution or enlargement of option or award rights. In the event of any such changes, adjustments shall include, where appropriate, changes in the aggregate number and kind of securities subject to the Plan, the number of shares and the price per share subject to outstanding options and awards and the amount payable upon exercise of outstanding awards.
16. Amendment or Discontinuance of Plan.
     The Board of Directors may amend or discontinue the Plan at any time. Subject to the provisions of Section 15 no amendment of the Plan, however, shall without shareholder approval: (i) increase the maximum number of shares under the Plan as provided in Section 2 herein, (ii) decrease the minimum exercise price provided in Section 5 herein, (iii) extend the maximum term of any option under Section 6, or (iv) modify the eligibility requirements for participation in the Plan. The Board of Directors shall not alter or amend the Plan in any way that would impair any option or award theretofore granted under the Plan without the consent of the holder of the option or award, unless such alteration or amendment is made to cause the Plan to comply with applicable law or stock exchange or accounting rules.
17. Income Tax Withholding and Tax Bonuses.
     (a) In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of an optionee or grantee under the Plan, are withheld or collected from such optionee or grantee. In order to assist an optionee or grantee in paying all federal and state taxes to be withheld or collected upon exercise or vesting of an option or award which does not qualify as an Incentive Stock Option hereunder, the Committee, in its absolute discretion and subject to such additional terms and conditions as it may adopt, shall permit the optionee or grantee to satisfy such tax obligation (up to the optionee’s or grantee’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact) by (i) electing to have the Company withhold a portion of the shares otherwise to be delivered upon exercise or vesting of such option or award, such portion having a fair market value, determined in accordance with Section 5 herein, equal to such tax obligation or (ii) delivering to the Company Common Shares, other than the shares issuable upon exercise or vesting of such option or award, with a fair market value, determined in accordance with Section 5, equal to such tax obligation.
     (b) The Committee shall have the authority, at the time of grant of an option or other award under the Plan or at any tune thereafter, to approve tax bonuses to designated optionees or grantees to be paid upon the exercise or vesting of their options or awards granted hereunder. The amount of any such payment shall be determined by the Committee. The Committee shall have full authority in its absolute discretion to determine the amount of any such tax bonus and the terms and conditions affecting the vesting and payment thereafter.

18. Effective Date and Termination of Plan.
          No Award shall be granted under the Plan after ten years from the later to occur of (i) the earlier of the date of adoption of the Plan by Board or date of shareholder approval, or (ii) the date any amendment to add shares to the Plan is approved by shareholders of the Company. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan, shall extend beyond the termination of the Plan.
19. Automatic Grant of Non-Employee Director Options.
          Pursuant to this Section 19, each Non-Employee Director elected or re-elected to the Board on or after the date of the annual meeting of shareholders held in 2007 shall be granted automatically an option to purchase Common Shares, in the amount consistent with the Non-Employee Director compensation package in effect at the time (currently this is 5,000 shares) as approved by the Committee, on the next business day following the annual shareholder meeting (as to each, a “Director Grant Date”) at which such director is elected or re-elected.
          Each option granted under this Section to a Non-Employee Director shall be evidenced by an agreement containing the following terms and conditions:
a.	Term. Each option granted under Section 19 to a Non-Employee Director shall have a term of ten years and shall be immediately exercisable as to all Common Shares; provided, however that no shares of Common stock issued upon the exercise of an option may be sold or otherwise disposed of until six months after the Director Grant Date of the option.

b.	Exercise Price. The exercise price per share of options granted under Section 19 shall be 100% of the fair market value, as determined in accordance with Section 5, of one Common Share on the Director Grant Date.

c.	Compliance with SEC Regulations. It is the Company’s intent that the provisions of Section 19 comply in all respects with Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”) and any regulations promulgated there under, including Rule 16b-3. If any provision of Section 19 is found not to be in compliance with the Rule, the provision shall be deemed null and void. All grants and exercises of options granted under Section 19 shall be executed in accordance with the requirements of Section 16 of the 1934 Act, as amended, and any regulations promulgated there under.

d.	Tax Status. All options granted pursuant to Section 19 shall be nonqualified options which are not intended to be, and do not qualify as, incentive stock options described in Section 422 of the Internal Revenue Code of 1986, as amended.

XATA CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
WEDNESDAY, FEBRUARY 4, 2009
3:00 P.M.
Marriot Southwest Hotel
5801 Opus Parkway
Minnetonka, Minnesota
XATA CORPORATION
965 Prairie Center Drive
Eden Prairie MN 55344
PROXY
This proxy is solicited on behalf of the Board of Directors.
     The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated December 22, 2008, hereby appoints each of John J. Coughlan and Mark E. Ties as proxy, with full power of substitution, to vote all of the shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of XATA Corporation to be held on Wednesday, February 4, 2009 at 3:00 p.m. at the Marriott Southwest Hotel, 5801 Opus Parkway, Minnetonka, Minnesota, or at any adjournment thereof, upon any and all matters which may properly be brought before the meeting or adjournment thereof, hereby revoking all former proxies.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH NOMINEE AND IN THE DISCRETION OF THE PROXY HOLDER ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
See reverse for voting instructions

Please detach here
The Board of Directors Recommends a Vote FOR all nominees.

1. Election of Directors duly	01 John J. Coughlan	05 Chad M. Lindbloom
nominated:	02 Carl M. Fredericks	06 Michael J. Paxton
	03 Thomas G. Hudson	07 Bharat S. Vedak
04 Roger W. Kleppe

☐ FOR all nominees (except as marked)	☐ Vote WITHHELD From all nominees

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)

2. Approval of Amendment and Restatement of 2007 Long-Term Incentive and Stock Option Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN
The authority to vote, in his discretion, on all other business that may properly come before the meeting.

Address change? Mark Box ☐	Attending Meeting? Mark Box ☐
Indicate changes below:

Dated: , 2009

Signature(s) in Box

PLEASE SIGN exactly as name appears below. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If partnership, please sign in partnership name by an authorized person.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.